UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
CITIZENS FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-32041 (Commission File Number)	38-3573852 (IRS Employer Identification No.)

525 Water Street, Port Huron, Michigan (Address of principal executive offices)	48060 (Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On January 25, 2007, the Compensation Committee of the Company’s Board of Directors authorized and directed the Company to pay a cash bonus in the amount of $128,325 (the “Bonus”) to Marshall J. Campbell, the Company’s Chairman, President and Chief Executive Officer, in connection with Mr. Campbell’s service to the Company during its fiscal year ended December 31, 2005. Under the Amended and Restated Management Restricted Stock Purchase Plan (the “Management Plan”), Mr. Campbell had elected to receive 100% of the Bonus in restricted share units of Company Common Stock. These restricted share units were awarded for Mr. Campbell under the Management Plan, which also credits one additional restricted share unit from the Company for every four restricted share units received as a result of Mr. Campbell’s election to defer the Bonus. Under the terms of the Management Plan the number of restricted share units was based on the closing price of Company Common Stock on the last trading day of 2005, the Plan Year for which the Bonus was given. That closing price was $23.57. Under the terms of the Management Plan the awards were credited to Mr. Campbell’s account on January 31, 2007, the last business day of the month which the Bonus was determined. Dollar amounts shown on the table below are based on the closing market price of Company Common Stock on the dates of the applicable award. Dividend equivalents in additional restricted share units are paid on the restricted share units awarded under the Management Plan. The restricted share units awarded under the Management Plan will vest and be distributed in one share of Company Common Stock for each restricted share unit credited to Mr. Campbell’s account following termination of his employment with the Company, with the exception of shares attributable to the Company match which will be forfeited if the Company terminated Mr. Campbell’s employment for “Just Cause” as defined in the Management Plan. The table below includes the amount of total compensation paid to Mr. Campbell for 2005, including the receipt of restricted share units in lieu of the Bonus, calculated in accordance with the requirements of paragraph (b) of Item 402 of Regulation S-K as such was in effect on November 6, 2006.

		Annual Compensation			Long Term Compensation Awards
Name and Principal				Other Annual	Restricted Stock	Shares Underlying	All Other
Position	Year	Salary	Bonus (a)	Compensation	Awards(b)	Options (#)	Compensation(c)
Marshall J. Campbell Chairman, President and Chief Executive Officer	2005	$258,177	—	—	$210,770	–0–	58,148

(a)	Bonuses earned in a particular year are based in part on the Company’s performance for the year and in part on the Compensation Committee’s subjective assessment of individual performance for the year. No bonus amount was reported for Mr. Campbell in the Summary Compensation Table contained in the proxy statement prepared in connection with the 2006 annual meeting because the amount was not calculable through the latest practicable date prior to the printing and mailing thereof. At that time, the Compensation Committee had not yet assessed individual performance for 2005.

(b)	Awards consist of (i) 1,250 restricted shares of Company Common Stock issued under the Company’s 2001 Stock-Based Incentive Plan, in lieu of an increase in Mr. Campbell’s salary; and (ii) 6,805.42 restricted shares of Company Common Stock awarded under the Management Plan pursuant to Mr. Campbell’s election to defer the Bonus. The total number of shares of restricted stock held by Mr. Campbell on December 31, 2005, pursuant to various Company plans, was 90,503, which, based on the December 31, 2005 closing market price of the Company’s Common Stock, had an aggregate value of $2,133,156. Each award for Mr. Campbell granted pursuant to the 2001 Stock-Based Incentive Plan provided for cliff vesting, causing vesting to occur at dates beginning in 2007 through 2011, with accelerated vesting under certain circumstances described in the agreements. On January 25, 2006 the Compensation Committee approved amendments to Mr. Campbell’s restricted stock award agreements under the 2001 Stock Based Incentive Plan. Under the amendments all awards for Mr. Campbell granted pursuant to the 2001 Stock-Based Incentive Plan, each of which had provided for cliff vesting and would have caused vesting to occur at dates beginning in 2007 through 2011, will instead not become vested until February 1, 2012, with accelerated vesting under certain circumstances described in the agreements. Dividends are paid with respect to shares of restricted stock.

(c)	Consists of employer contributions to the 401(k) Plan of $4,200, and Amended and Restated Executive Stock Ownership Plan and Agreement (“ExSOP”) allocations worth $53,948.
At its January 25, 2007 meeting, the Compensation Committee of the Board of Directors also reviewed Mr. Campbell’s annual salary for 2007, and determined the appropriate salary to be $310,000. At Mr. Campbell’s request to receive Company shares in lieu of increased salary, the Committee set Mr. Campbell’s annual salary at $275,000, and awarded Mr. Campbell 1,335 shares of restricted stock under the 2001 Stock Based Incentive Plan in lieu of the additional increase in salary.
Recognizing that Mr. Campbell’s existing employment agreement would expire on January 31, 2007, the Compensation Committee also confirmed its approval of a new employment agreement for Mr. Campbell. The new employment agreement provides that the base salary is to be reviewed by the Compensation Committee and the Board of Directors at least annually. In addition to salary, the employment agreement provides for, among other things, (a) participation in any incentive compensation program sponsored by the Company or the Bank, (b) participation in fringe benefits applicable to executive personnel (including use of an automobile, (c) social and business memberships commensurate with the office of the President, (d) reimbursement for business and business travel expenses, and (e) continuation of the whole life insurance policy maintained by the Company on Mr. Campbell’s behalf (currently $350,000). The employment agreement also provides that the Company will provide Mr. Campbell with coverage under a directors’ and officers’ liability insurance policy. If Mr. Campbell becomes disabled, he will be entitled to continue receiving medical insurance for one year from the date he is determined to be disabled. Any base salary to be paid to him will be reduced by any payments he receives under a disability policy maintained by the Bank and all other fringe benefits will cease as of the date he is determined to be disabled.
The employment agreement is for a five year term and, unless it has then been terminated, is extended for one additional year on December 21st of each calendar year. The employment agreement permits termination by the Company or Mr. Campbell either with or without “cause” (as defined in the employment agreement), at any time. Unless earlier terminated, the agreement automatically terminates November 22, 2015. If (a) the Company terminates Mr. Campbell’s employment for reasons other than for cause, (b) he resigns from the Company after specified circumstances that would constitute constructive termination, (c) his employment is terminated voluntarily under circumstances that would constitute constructive termination, Mr. Campbell (or, if Mr. Campbell dies after the date of termination, his beneficiary) would receive an amount equal to the sum of (1) three times the average of Mr. Campbell’s compensation for the three preceding taxable years; (2) the value of any outstanding unexercisable stock options and unvested shares of restricted stock held by Mr. Campbell; and (3) the amounts due to Mr. Campbell pursuant to any employee benefits plan or arrangements maintained by the Bank or the Company. These payments would be paid in thirty-six equal monthly installments, commencing six months after termination. The Company would also continue life, health, dental and disability coverage for Mr. Campbell and his covered dependents until the earliest of his death, future employment or four years from the date of termination. In addition, for a period of four years from the date of termination the Company would continue to pay for any membership, licenses, automobile use or other fringe benefits (on the same terms as existed at the date of termination). Severance payments would not be reduced by any payments received for any subsequent employment.
Upon termination of Mr. Campbell’s employment prior to the expiration of the employment agreement, Mr. Campbell must adhere to a three-year non-competition and non-disclosure restriction. In addition, for three years after termination of employment Mr. Campbell must provide information and assistance to the Company and the Bank with regard to any litigation to which either the Company or the Bank is a party.
The payments and benefits provided for under the employment agreement may constitute a payment subject to Internal Revenue Code Section 4999 for federal income tax purposes, resulting in the possible obligation of a federal excise tax payment by Mr. Campbell. In such case, the Company is obligated to pay to Mr. Campbell an amount so as to enable him to retain the economic value of the payments he would have retained had he not been subject to the excise tax.
The employment agreement provides that all disputes are to be settled by binding arbitration. In addition, the employment agreement is binding upon successors of the Company and the Bank.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

CITIZENS FIRST BANCORP, INC.
Date: January 31, 2007
	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer